Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under “Experts” and to the use of our report dated May 15, 2023, in the Registration Statement on Form F-1 and related Prospectus of China Natural Resources, Inc. for the registration of 1,190,297 common shares underlying certain outstanding warrants.

/s/ Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

March 18, 2024